EXHIBIT 99.1 NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES EXPANSION OF CRM SERVICE OFFERINGS

HORSHAM, PA, December 15, 2005 - NCO Group, Inc. (“NCO”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, has expanded its Customer Relationship Management (CRM) services to offer a proprietary pattern recognition system designed to enhance client results by determining the patterns and profiles that precede customer decisions such as purchase or defection. This predictive solution was acquired from @RISK, Inc.

This new predictive offering is a component of NCO’s plan to further develop and enhance its CRM business solutions. Leveraging predictive analytic technologies will increase the ability to predict customers’ behavior thus improving the results of the outsourced solutions NCO provides to its clients. NCO is investing in CRM solutions to differentiate their offerings in the marketplace by increasing bottom-line results for their clients.

“NCO has taken the best business process outsourcing services available and aligned those services with technologies that help its clients intricately manage the entire customer lifecycle and create a ‘one to one’ relationship with a customer. We will provide a detailed view into the customers’ buying and behavioral patterns,” said Chuck Burns, Executive Vice President of Business Process Outsourcing at NCO. “As a result, NCO will provide its clients with unparalleled ‘one to one’ targeting and the ability to deliver the right product, to the right person, at the right time. NCO will be promoting this innovative technology through a series of management seminars during 2006.”

NCO Group, Inc. is a leading provider of business process outsourcing services including accounts receivable management, customer relationship management and back office and administrative services. NCO operates a global network of customer contact centers, with over 100 locations around the world, including the United States, the Caribbean, Canada, India, Panama, the Philippines, and the United Kingdom.

For further information:

NCO Group, Inc.

(800) 220-2274

www.ncogroup.com